Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	6/30/2026	3/31/2026	6/30/2025
Scheduled CD maturities for subsequent quarter	$558,471	$612,450	$693,261
Average rate scheduled CD maturities for subsequent quarter	3.32%	3.34%	4.14%
Average loan rate - loan originations/renewals QTD (excludes fees)	6.33%	6.44%	7.07%
Cost of total deposits, Qtr-End	2.21%	2.24%	2.76%
Cost of interest-bearing deposits, Qtr-End	2.80%	2.79%	3.41%
Net interest margin, final month of Qtr	3.59%	3.53%	3.35%
Noninterest bearing DDA balances, Qtr-End	$2,995,402	$2,836,622	$2,632,058
Reserve for unfunded commitments, Qtr-End	$364	$647	$655
Credit card spend QTD	$280,533	$270,751	$268,045
Credit card net income QTD	$2,492	$2,202	$2,119
Merchant services fees QTD	$714	$572	$600
Mortgage banking income QTD	$2,221	$1,892	$1,323
FDIC insurance QTD	$2,475	$2,475	$2,475
Salaries & employee benefits QTD	$26,274	$26,853	$22,576
Other operating expense	$6,707	$4,350	$5,416
Third party processing and other services QTD	$7,962	$7,525	$8,005
Equipment and occupancy expense QTD	$3,964	$3,948	$3,698
Earnings retention YTD	75%	75%	71%
QTD tax rate	19.94%	17.82%	19.82%
YTD tax rate	18.91%	17.82%	19.94%

Available Liquidity	6/30/2026	3/31/2026	6/30/2025
Cash and cash equivalents	$1,456,473	$1,836,622	$1,710,904
Investment Securities (mkt value), net of pledged	$260,846	$479,033	$618,144
Total on balance sheet liquidity	$1,717,319	$2,315,655	$2,329,048

FHLB fundings availability	$3,403,609	$3,111,128	$3,244,071
Correspondent lines of credit availability	$150,000	$150,000	$225,000
Brokered deposit availability (25% of assets per policy)	$4,586,374	$4,542,822	$4,344,657
Federal Reserve Bank fundings availability	$2,562,745	$2,519,218	$2,211,658
Total Available Liquidity	$12,420,048	$12,638,823	$12,354,434